Exhibit 3.2

Form 244

LOOP CREATIVE PTY LTD

J BURNESS

118 Roe Street

NORTHBRIDGE WA 6003

Remove this top section if desired before framing

Certificate of Registration on Change of Name and Conversion

to a Public Company

This is to certify that

LOOP CREATIVE PTY LTD

Australian Company Number 111 082 485

did on the twenty-eighth day of February 2007 change its name and on the twenty-eighth day of February 2007 converted to a public company.

The new name of the company is

LOOP MOBILE LIMITED

Australian Company Number 111 082 485

The company is limited by shares.

The company is registered under the Corporations Act 2001 and is taken to be registered in Western Australia and the date of commencement of registration is the twenty-second day of September, 2004.

Issued by the

Australian Securities and Investments Commission

on this twenty-eighth day of February, 2007.

/s/ Jeffrey Lucy

Jeffrey Lucy

Chairman